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                                                                    Exhibit 99.1

                              McKESSON HBOC, INC.
                       1999 EXECUTIVE STOCK PURCHASE PLAN


          1. Establishment. There is hereby adopted the 1999 Executive Stock Purchase Plan (hereinafter called the "Plan") of McKesson HBOC, Inc. (the "Corporation").

          2. Stock Subject to the Plan. Rights may be granted under the Plan from time to time to key employees of the Corporation and its subsidiaries to purchase from the Corporation an aggregate of seven hundred thousand (700,000) shares of authorized but unissued common stock, par value $0.01 per share, of the Corporation ("Common Stock"); provided, however, that (i) no single officer or director of the Corporation or any subsidiary designated by the Committee (as defined below) may acquire under the Plan more than one percent (1%) of the Corporation's Common Stock outstanding at the time the Plan is adopted, and (ii) the Plan, together with all stock option or purchase plans, or any other arrangements pursuant to which officers or directors of the corporation may acquire Common Stock ("Stock Plans") (other than Stock Plans for which stockholder approval is not required under subsections (1) through (3) of
Section 312.03 of the Listed Company Manual of the New York Stock Exchange), does not authorize the issuance of more than five percent (5%) of the Corporation's Common Stock outstanding at the time the Plan is adopted.

          3. Administration of the Plan. The Plan shall be administered by a committee (the "Committee") consisting of not less than two directors of the Company to be appointed by the Board, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. No member of the Committee shall be eligible to receive benefits under the Plan. The Committee may from time to time determine which eligible employees shall be granted rights under the Plan, and the number of shares for which a right shall be granted to an employee. The Committee shall have the sole authority, in its absolute discretion, to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, the rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all grantees and purchasers of stock under the Plan and on other interested parties.

          4. Eligibility. Persons eligible for rights under the Plan are those key employees of the Corporation or its subsidiaries designated from time to time by the Committee. Members of the Board of Directors of the Corporation who are not employed as regular salaried officers or employees of the Corporation or of any subsidiary of the Corporation may not participate in the Plan.

          5. Exercise Price. The exercise price of the stock covered by each right shall not be less than the fair market value of such stock on the date the
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right is exercised, which shall be the closing sale price on such day on the New
York Stock Exchange.

          6. Right Terms and Conditions; Extension of Credit by the Corporation. The term of each right shall be for such period not in excess of thirty days as the Committee may determine. Purchases shall be evidenced by a written Stock Purchase Agreement, which may provide for the payment of the purchase price (i) by a payment in cash or (ii) entirely by a promissory note payable on such repayment schedule as the Committee may determine or (iii) by any combination of (i) and (ii). The Stock Purchase Agreement may contain such other terms, provisions, and conditions as are determined by the Committee. Subject to the requirements of applicable law (including, but not limited to, the rules regarding the purchase of margin stock), stock purchased by an employee under the Plan pursuant to a promissory note may be pledged to the Corporation as collateral for the promissory note under the terms and conditions set forth in the Stock Purchase Agreement.

          7. Voting, Dividend Rights, etc. Shares purchased by employees under the Plan shall be fully paid and non-assessable and be entitled to voting, dividend and other rights.

          8. Amendment, Suspension or Termination of the Plan. The Board of Directors may at any time suspend or terminate this Plan, and may amend it from time to time in such respects as it may deem advisable.

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